Exhibit g(10)

FORM OF
APPENDIX "A"

TO

CUSTODIAN AGREEMENT

BETWEEN

STATE STREET BANK AND TRUST COMPANY AND EACH OF THE FOLLOWING INVESTMENT COMPANIES

DATED AS OF NOVEMBER 19, 1998

The following is a list of the Funds and their respective Portfolios for which the Custodian shall serve under a Custodian Agreement dated as of February 1, 1996 (the "Custodian Agreement"):

FUND	PORTFOLIO	EFFECTIVE AS OF:
Fidelity Advisor Series I	Fidelity Advisor Small Cap Fund	September 6, 1998
	Fidelity Advisor Dividend Growth Fund*	December 14, 1998
	Fidelity Advisor Retirement Growth Fund*	December 14, 1998
	Fidelity Advisor Asset Allocation Fund*	December 14, 1998
Fidelity Advisor Series VIII	Fidelity Advisor Diversified International Fund*	December 14, 1998
	Fidelity Advisor Europe Capital Appreciation Fund*	December 14, 1998
	Fidelity Advisor Global Equity Fund*	December 14, 1998
	Fidelity Advisor Japan Fund*	December 14, 1998
	Fidelity Advisor Latin America Fund*	December 14, 1998
Fidelity Beacon Street Trust	Fidelity Tax Managed Stock Fund	October 5, 1998
Fidelity Capital Trust	Fidelity Disciplined Equity Fund	February 1, 1996
Fidelity Destiny Portfolios	Destiny I	February 1, 1996
	Destiny II	February 1, 1996
Fidelity Magellan Fund	Fidelity Magellan Fund	February 1, 1996

*Addition of eight new advisor funds effective December 14, 1998.

IN WITNESS WHEREOF, each of the parties hereto has caused this Appendix to be executed in its name and behalf as of the day and year first set forth opposite each such Portfolio.

Each of the Investment Companies Listed on	State Street Bank and Trust Company
this Appendix A to the Custodian Agreement,
on Behalf of Each of Their Respective Portfolios
By: /s/John Costello	By: /s/Ronald E. Logue
Name: John Costello	Name: Ronald E. Logue
Title: Asst. Treasurer	Title: Executive Vice President